Exhibit 99.1

Appvion CFO Tom Ferree to Retire; Luke Kelly Named to Succeed Him

(Appleton, Wis., June 7, 2017) Appvion, Inc. announced today that Tom Ferree, the company’s chief financial officer for the past 10 years, will retire from Appvion on June 30, 2017.

As part of the planned transition, Luke Kelly will succeed Ferree and serve as vice president of finance and chief financial officer. Kelly, who is currently Appvion’s corporate controller, will report to Kevin Gilligan, Appvion’s chief executive officer.

“During more than a decade of service to our company, Tom Ferree has distinguished himself as a skillful financial strategist, leader and communicator who understands the unique challenges of managing an employee-owned company,” Gilligan said. “We are grateful for Tom’s talent, wisdom and determination in helping our company succeed, and we wish him all the best in his retirement.”

Gilligan added that Kelly’s broad and global financial background, combined with his leadership skills, positions him well to make a smooth transition to chief financial officer. “Luke’s career experience and his knowledge of our company will enable him to continue our legacy of strong financial leadership as we execute our strategic plan for the company.”

Kelly joined Appvion as corporate controller in March 2016 following 16 years of progressive financial management experience with The Manitowoc Company, a $3.4 billion multi-industry, capital goods manufacturer with manufacturing, distribution and service facilities in 20 countries. Kelly served as senior vice president of finance & IT for the company’s $1.7 billion foodservice segment. Prior to that, he served as vice president of finance for the Lattice Crawler Crane & Crane Care product lines.

Kelly’s career at The Manitowoc Company included other senior level financial positions including global controller, financial and project leader for ERP implementation, Sarbanes & Oxley Act implementation leader, and financial planning and analysis manager.

Prior to joining The Manitowoc Company, Kelly held financial management positions with a division of Case/New Holland Corp. and with Nestlé Foods USA. Kelly earned a master’s degree in business administration from Marquette University and bachelor’s in business administration/accounting from St. Norbert College in De Pere, Wisconsin. He is a certified public accountant (CPA), a chartered global management accountant (CGMA) and a Six Sigma Black Belt.

About Appvion

Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee owned. For more information, visit www.appvion.com.

Media Contact:	Bill Van Den Brandt, Senior Manager, Corporate Communications
920-991-8613
bvandenbrandt@appvion.com

825 East Wisconsin Avenue            P.O. Box 359            Appleton, WI            54912-0359            920-734-9841             appvion.com